Exhibit 23.1

Ernst & Young LLP 25 Churchill Place, London, E14 5EY	Tel: + 44 20 7951 2000 Fax: + 44 20 7951 1345 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Prudential plc and Prudential Funding (Asia) plc for the registration of senior debt securities and subordinated debt securities of Prudential plc and senior debt securities and subordinated debt securities of Prudential Funding (Asia) plc fully and unconditionally guaranteed by Prudential plc and to the incorporation by reference therein of our reports dated 26 March 2024, with respect to the consolidated financial statements of Prudential plc and the effectiveness of internal control over financial reporting of Prudential plc included in its Annual Report (Form 20-F) for the year ended 31 December 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

London, United Kingdom

30 April 2024

The UK Firm Ernst & Young LLP is a limited liability partnership registered in England and Wales with registered number OC300001 and is a member firm of Ernst & Young Global Limited. A list of members’ names is available for inspection at 1 More London Place, London SE1 2AF, the firm’s principal place of business and registered office and at Companies House https://www.gov.uk/get-information-about-a-company under the registration number OC300001. Not all partners are members of Ernst & Young LLP. Ernst & Young LLP is a multi-disciplinary practice and is authorised and regulated by the Institute of Chartered Accountants in England and Wales, the Solicitors Regulation Authority (authorisation number 614947), the Financial Conduct Authority (registration number 196203) and other regulators. Further details can be found at https://www.ey.com/en_uk/legal-statement.